Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Third Quarter Ended

April 30, 2016 and Declares Quarterly Cash Dividend

Direct Ultrasound Revenue Up Double Digits; Improved Operating Margins on Favorable Product Mix

PEABODY, Mass. (June 1, 2016) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its third quarter ended April 30, 2016.

Highlights during the third quarter (comparisons are against Q3 of fiscal 2015) included:

•	Revenue of $128 million, down 4%

•	Gross margin of 43%, up 1 pt.

•	GAAP operating margin of 6%, up 20 bps; Non-GAAP operating margin of 12%, up 2 pts.

•	GAAP diluted EPS of $0.40; Non-GAAP diluted EPS of $0.80, both down due primarily to discrete tax benefits in Q3 FY15 totaling $0.24 per diluted share

•	Operating cash flow of $16 million

•	Board of Directors authorized an additional $15 million share repurchase

•	Shipped the 100th ruggedized CT system to our customer for the China market

Revenue for the third quarter of fiscal 2016 was $128 million, a decrease of 4% compared with revenue of $133.6 million in the third quarter of fiscal 2015. GAAP net income for the third quarter of fiscal 2016 was $5 million, or $0.40 per diluted share, compared with net income of $9.1 million, or $0.72 per diluted share, in the third quarter of fiscal 2015. Included in GAAP net income and EPS for the current quarter is $0.09 per diluted share restructuring charge associated with the 2016 Restructuring Plan previously announced in the fourth quarter of fiscal 2015 and $0.12 per diluted share non-cash currency charge related to balance sheet items.

Non-GAAP net income for the third quarter of fiscal 2016 was $10.1 million, or $0.80 per diluted share, compared with $13.5 million, or $1.07 per diluted share, in the prior year’s third quarter. Included in non-GAAP net income and EPS is $0.12 per diluted share non-cash currency charge related to balance sheet items. Included in both GAAP and non-GAAP net income for the third quarter of fiscal 2015 is a discrete tax benefit totaling $0.24 per diluted share. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

For the first nine months of fiscal 2016, revenue totaled $370.8 million, down 4% from the same period in the prior year. Fiscal year-to-date GAAP net income was $3.4 million, or $0.27 per diluted share, compared with net income of $22.6 million, or $1.79 per diluted share, from the same period in 2015. Included in GAAP net income and EPS for the first nine months was an impact of $1.01 per diluted share, associated with the inquiry involving our Danish subsidiary, and a restructuring charge of $0.42 per diluted share. Year-to-date non-GAAP net income was $32 million, or $2.53 per diluted share, compared with $35 million, or $2.77 per diluted share, in the same period last year. Included in both GAAP and non-GAAP net income for the first nine months of fiscal 2015 is a discrete tax benefit totaling $0.24 per diluted share.

Jim Green, president and CEO, commented, “Revenues in our third quarter came in lower, as expected, due primarily to the lower run rate of security system shipments and legacy ultrasound probe sales, which both annualize in Q1 FY17. Our direct Ultrasound business continues to perform nicely, up double digits for the quarter, on strong international sales and early contributions from our technology partner in the general imaging market. Medical Imaging also demonstrated solid performance during the quarter driven by MRI growth, which generated high teens operating margins.”

Green continued, “For the remainder of the year we see steady Medical Imaging and strong direct Ultrasound growth. With the lower run rates in Security and legacy OEM ultrasound probes, we expect revenue down approximately 6% for the fiscal year. While we see GAAP operating margins for the fiscal year decline by approximately 4 pts., due primarily to our previously announced restructuring and BK Medical inquiry charges, we expect non-GAAP operating margin to increase by approximately 1 pt.”

Segment Revenues

Medical Imaging segment revenue was $72.9 million for the third quarter of fiscal 2016, up 1% from revenue of $71.9 million in the same period of fiscal 2015, due primarily to growth in MRI partially offset by timing of mammography shipments.

Direct Ultrasound revenue was up 12% for the quarter compared with last year due to strong sales in Europe and China. Overall, Ultrasound segment revenue was $37.6 million for the third quarter of fiscal 2016, down 3% from revenue of $38.6 million in the same period of fiscal 2015, due to expected declines in OEM probe revenue.

Security and Detection segment revenue was $17.5 million for the third quarter of fiscal 2016, down 24% from revenue of $23.1 million in the same period of fiscal 2015, on lower medium-speed system shipments and unfavorable mix of high-speed system shipments.

Share Repurchase Program

On May 26, 2016, our Board of Directors authorized an additional repurchase of $15 million of our common stock. The repurchase program will be funded by our available cash. The repurchase program does not have a fixed expiration date.

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

Quarterly Cash Dividend

On May 26, 2016, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its third fiscal quarter ended April 30, 2016. The cash dividend will be payable on June 24, 2016, to shareholders of record on June 11, 2016.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Wednesday, June 1, 2016 at 5:00 p.m. (ET) to discuss the third quarter and outlook for the remainder of fiscal 2016. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com/.

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Friday, July 1, 2016. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 14614877.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight July 1, 2016.

For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	April 30, 2016	April 30, 2015	April 30, 2016	April 30, 2015
Net revenue:
Product	$126,376	$130,479	$366,443	$378,686
Engineering	1,604	3,080	4,354	7,134

Total net revenue	127,980	133,559	370,797	385,820

Cost of sales:
Product	71,340	75,046	202,410	214,261
Engineering	1,707	2,560	3,736	6,114

Total cost of sales	73,047	77,606	206,146	220,375

Gross profit	54,933	55,953	164,651	165,445

Operating expenses:
Research and product development	16,464	17,156	50,269	50,950
Selling and marketing	15,796	15,928	46,278	47,283
General and administrative	13,208	15,339	48,712	42,634
Restructuring	1,839	(107)	8,269	(317)

Total operating expenses	47,307	48,316	153,528	140,550

Income from operations	7,626	7,637	11,123	24,895
Total other income (expense), net	(934)	201	(4,899)	150

Income before income taxes	6,692	7,838	6,224	25,045
(Benefit from) provision for income taxes	1,722	(1,286)	2,863	2,437

Net income	$4,970	$9,124	$3,361	$22,608

Net income per share
Basic	$0.40	$0.73	$0.27	$1.82
Diluted	$0.40	$0.72	$0.27	$1.79

Dividends declared and paid per share	$0.10	$0.10	$0.30	$0.30

Weighted-average shares outstanding:
Basic	12,392	12,419	12,412	12,401
Diluted	12,553	12,603	12,623	12,601

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	April 30, 2016	July 31, 2015
Assets:
Cash and cash equivalents	$128,124	$123,800
Accounts receivable, net	95,337	119,301
Inventory	153,450	132,712
Other current assets	23,052	20,765

Total current assets	399,963	396,578
Property, plant, and equipment, net	105,641	106,299
Intangible assets and goodwill, net	121,135	106,949
Other non-current assets	19,188	14,753

Total Assets	$645,927	$624,579

Liabilities and Stockholders’ Equity:
Accounts payable	$33,094	$30,493
Accrued liabilities	51,198	40,110
Other current liabilities	8,709	9,191

Total current liabilities	93,001	79,794
Long-term liabilities	24,623	13,375
Stockholders’ equity	528,303	531,410

Total Liabilities and Stockholders’ Equity	$645,927	$624,579

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	April 30, 2016	April 30, 2015	April 30, 2016	April 30, 2015
GAAP Income From Operations	$7,626	$7,637	$11,123	$24,895
Share-based compensation expense (Note 1)	2,934	3,393	7,077	8,408
Acquisition-related revenues and expenses (Note 2)	2,462	2,287	7,016	6,834
BK Medical distributor matter inquiry related costs (Note 3)	39	258	10,273	1,404
Restructuring (Note 4)	1,839	(107)	8,269	(317)

Non-GAAP Income From Operations	$14,900	$13,468	$43,758	$41,224

Percentage of Total Net Revenue	11.6%	10.1%	11.8%	10.7%

GAAP Other Income (Expense), net	$(934)	$201	$(4,899)	$150
BK Medical distributor matter inquiry related costs (Note 3)	—	—	3,211	—

Non-GAAP Other Income (Expense), net	$(934)	$201	$(1,688)	$150

Percentage of Total Net Revenue	-0.7%	0.2%	-0.5%	0.0%

GAAP Net Income	$4,970	$9,124	$3,361	$22,608
Share-based compensation expense (Note 1)	1,996	2,366	4,908	5,897
Acquisition-related revenues and expenses (Note 2)	1,958	1,924	5,669	5,765
BK Medical distributor matter inquiry related costs (Note 3)	30	165	12,687	893
Restructuring (Note 4)	1,146	(68)	5,327	(201)

Non-GAAP Net Income	$10,100	$13,511	$31,952	$34,962

Percentage of Total Net Revenue	7.9%	10.1%	8.6%	9.1%

GAAP Diluted Net Income Per Share	$0.40	$0.72	$0.27	$1.79
Effect of non-GAAP adjustments	$0.40	0.35	2.26	0.98

Non-GAAP Diluted Net Income Per Share	$0.80	$1.07	$2.53	$2.77

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal year 2016, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $2.5 million and $7.0 million pre-tax for the three and nine months ended April 30, 2016.

Note 3: During the three and nine months ended April 30, 2016, we incurred $0.0 million and $10.2 million of pre-tax inquiry-related costs, respectively, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three and nine months ended April 30, 2016, we incurred pre-tax charges of $1.8 million and $8.3 million, respectively, primarily due to severance and related costs for involuntary terminated employees.

Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com